As filed with the Securities and Exchange Commission on June 29, 2018

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WINTRUST FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Illinois	36-3873352
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

9700 West Higgins Road, Suite 800
Rosemont, Illinois 60018
(Address, including zip code, of principal executive offices)
_________________

Wintrust Financial Corporation Amended and Restated Employee Stock Purchase Plan
(Full title of the plan)
_________________

Kathleen M. Boege
Executive Vice President, General Counsel, and Corporate Secretary
9700 West Higgins Road, Suite 800
Rosemont, Illinois 60018
(847) 939-9000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Pran Jha
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
(312) 853-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	200,000 shares (1)	$88.35 (2)	$17,670,000.00 (2)	$2,199.92 (2)

(1)
Reflects shares of common stock, no par value per share (the “Common Stock”), of Wintrust Financial Corporation, an Illinois corporation (the “Registrant”), being registered hereunder that may be issued pursuant to the Wintrust Financial Corporation Amended and Restated Employee Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $88.35 per share represents the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on June 28, 2018.

EXPLANATORY NOTE

This Registration Statement relates to additional securities of the same class as other securities for which a Registration Statement (File No. 333-183234) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2012 (the “Original Registration Statement”) and is submitted in accordance with General Instruction E to Form S-8. Pursuant to General Instruction E of Form S-8, the contents of the Original Registration Statement are incorporated herein by reference and made part of this Registration Statement, except for Items 3, 5, 6 and 8, which are being updated by this Registration Statement. This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 28, 2018;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 9, 2018;

(c)	the Registrant’s Current Report on Form 8-K, filed with the Commission on May 25, 2018; and

(d)
the description of the Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the Registrant’s Form 8-A filed with the Commission on January 3, 1997, including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 5    Interests of Named Experts and Counsel.

The legality of the securities being registered hereby has been passed on by Kathleen M. Boege, Esq., the Registrant’s Executive Vice President, General Counsel, and Corporate Secretary. Ms. Boege will be eligible to participate in the Plan. Ms. Boege beneficially owns or has rights to acquire an aggregate of less than 1.0% of the Common Stock.

Item 6.    Indemnification of Directors and Officers.

Section 8.75 of the Illinois Business Corporation Act (the “IBCA”), provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.
Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.
Article NINTH of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Article VI of the Registrant’s Amended and Restated By-Laws provide that the Registrant shall, to the full extent permitted by law, indemnify those persons whom the Registrant may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA.
The Registrant has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which implement with more specificity the indemnification provisions provided by the Registrant’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, the Registrant will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director's or officer's service as a director or officer of the Registrant, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under the Registrant’s articles of incorporation, by-laws and applicable law.
The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 8    Exhibits.

Exhibit No.	Description

4.1*
Wintrust Financial Corporation Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 6, 2018)

5.1**	Opinion of Kathleen M. Boege, Esq.

23.1**	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Kathleen M. Boege, Esq. (included in Exhibit 5.1)

24.1**	Power of Attorney (contained in signature page to this Registration Statement)

*	Previously filed with the Commission and incorporated herein by reference.
**	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on June 29, 2018.

WINTRUST FINANCIAL CORPORATION

By:	/s/Kathleen M. Boege
Kathleen M. Boege
Executive Vice President, General Counsel, and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below constitutes and appoints each of David A. Dykstra and Kathleen M. Boege, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/H. Patrick Hackett, Jr.	Chairman of the Board of Directors	June 29, 2018
H. Patrick Hackett, Jr.

/s/Edward J. Wehmer	President, Chief Executive Officer and Director	June 29, 2018
Edward J. Wehmer	(Principal Executive Officer)

/s/David L. Stoehr	Executive Vice President and Chief Financial Officer	June 29, 2018
David L. Stoehr	(Principal Financial and Accounting Officer)

/s/Peter D. Crist	Director	June 29, 2018
Peter D. Crist

/s/Bruce K. Crowther	Director	June 29, 2018
Bruce K. Crowther

/s/William J. Doyle	Director	June 29, 2018
William J. Doyle

/s/Zed S. Francis III	Director	June 29, 2018
Zed S. Francis III

/s/Marla F. Glabe	Director	June 29, 2018
Marla F. Glabe

/s/Scott K. Heitmann	Director	June 29, 2018
Scott K. Heitmann

/s/Christopher J. Perry	Director	June 29, 2018
Christopher J. Perry

/s/Ingrid S. Stafford	Director	June 29, 2018
Ingrid S. Stafford

/s/Gary D. “Joe” Sweeney	Director	June 29, 2018
Gary D. “Joe” Sweeney

/s/Sheila G. Talton	Director	June 29, 2018
Sheila G. Talton